Exhibit 99.2

CRC Health

Group, Inc.

Consolidated Financial Statements as of

December 31, 2014 and 2013, and for the Years

Ended December 31, 2014, 2013, and 2012, and

Independent Auditors’ Report

CRC Health Group, Inc.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2014 and 2013	2

Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012	3

Consolidated Statements of Comprehensive Loss for the years ended December 31, 2014, 2013 and 2012	4

Consolidated Statements of Changes in Equity (Deficit) for the years ended December 31, 2014, 2013 and 2012	5

Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012	6

Notes to Consolidated Financial Statements	7–32

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

CRC Health Group, Inc.:

We have audited the accompanying consolidated financial statements of CRC Health Group, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CRC Health Group, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

San Francisco, California

March 23, 2015

CRC HEALTH GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$15,343	$15,559
Accounts receivable, net	51,954	37,124
Prepaid expenses	5,667	4,393
Other current assets	2,614	1,980
Income taxes receivable	1,963	371
Deferred income taxes	264	—
Current assets of discontinued operations and facilities held-for-sale	60	4,589

Total current assets	77,865	64,016

Property and equipment, net	131,364	126,467
Goodwill	559,613	519,103
Other intangible assets, net	265,645	251,699
Other assets, net	19,526	7,091

Total assets	$1,054,013	$968,376

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$4,585	$4,739
Accrued payroll and related expenses	19,998	18,427
Accrued interest	3,935	9,945
Accrued expenses	13,333	21,299
Current portion of long-term debt	4,750	538
Deferred revenue	5,045	5,183
Deferred income taxes	—	202
Other current liabilities	925	827
Current liabilities of discontinued operations and facilities held-for-sale	5,809	8,961

Total current liabilities	58,380	70,121

Long-term debt	881,092	770,749
Other long-term liabilities	9,255	11,597
Long-term liabilities of discontinued operations and facilities held-for-sale	9,993	16,067
Deferred income taxes	145,000	130,311

Total liabilities	1,103,720	998,845

Commitments and contingencies
Stockholders’ deficit
Class A Common stock, $0.001 par value—authorized, 50,000,000 shares; issued and outstanding, 33,162,620 and 32,678,077 at December 31, 2014 and 2013	33	32
Class L Common stock, $0.001 par value—authorized, 5,555,555 shares; issued and outstanding, 3,684,736 and 3,630,897 at December 31, 2014 and 2013	4	4
Additional paid-in capital	370,683	358,171
Accumulated deficit	(420,099)	(388,658)
Accumulated other comprehensive loss	(328)	(18)

Total stockholders’ deficit	(49,707)	(30,469)

Total liabilities and stockholders’ deficit	$1,054,013	$968,376

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Net client service revenues	$460,040	$408,809	$386,063
Operating expenses:
Salaries and benefits	227,692	189,682	180,193
Facilities and other operating costs	138,151	131,970	108,730
Provision for doubtful accounts	7,872	6,948	7,184
Depreciation and amortization	21,290	19,398	18,297
Goodwill and asset impairments	1,089	19,341	5,229

Total operating expenses	396,094	367,339	319,633

Operating income	63,946	41,470	66,430
Interest expense	(72,718)	(71,662)	(71,412)
Loss on debt extinguishment	(11,622)	—	—
Other income	—	963	1,032

Loss from continuing operations before income taxes	(20,394)	(29,229)	(3,950)
Income tax expense	6,576	1,790	258

Loss from continuing operations, net of tax	(26,970)	(31,019)	(4,208)
Loss from discontinued operations, net of tax	(4,471)	(44,060)	(11,449)

Net loss	(31,441)	(75,079)	(15,657)
Net loss attributable to noncontrolling interest	—	—	434

Net loss attributable to CRC Health Group, Inc	$(31,441)	$(75,079)	$(15,223)

Amounts attributable to CRC Health Group, Inc:
Loss from continuing operations, net of tax	$(26,970)	$(31,019)	$(3,774)
Loss from discontinued operations, net of tax	(4,471)	(44,060)	(11,449)

Net loss attributable to CRC Health Group, Inc	$(31,441)	$(75,079)	$(15,223)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Net loss	$(31,441)	$(75,079)	$(15,657)
Other comprehensive income (loss):
Net change in unrealized gain (loss) on cash flow hedges (net of tax of $95 in 2014, $42 in 2013, $46 in 2012)	(310)	53	(71)

Total comprehensive loss	(31,751)	(75,026)	(15,728)
Comprehensive loss attributable to noncontrolling interest	—	—	434

Comprehensive loss attributable to CRC Health Group, Inc	$(31,751)	$(75,026)	$(15,294)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance—January 1, 2012	36,313,905	$37	$355,912	$(298,356)	$—	$57,593
Exercise of stock options	67,979	—	69	—	—	69
Repurchase of CRC Health Group, Inc. Class A common stock	(5,986)	—	(255)	—	—	(255)
Repurchase of CRC Health Group, Inc. Class L common stock	(727)	—	(27)	—	—	(27)
Other changes in shares of common stock	(31,866)	—	—	—	—	—
Stock -based compensation	—	—	2,723	—	—	2,723
Net loss attributable to CRC Health Group, Inc	—	—	—	(15,223)	—	(15,223)
Unrealized loss on cash flow hedges, net of tax	—	—	—	—	(71)	(71)

Balance—December 31, 2012	36,343,305	37	358,422	(313,579)	(71)	44,809

Repurchase of CRC Health Group, Inc. Class A common stock	(30,898)	(1)	(257)	—	—	(258)
Repurchase of CRC Health Group, Inc. Class L common stock	(3,433)	—	(29)	—	—	(29)
Stock -based compensation	—	—	35	—	—	35
Net loss	—	—	—	(75,079)	—	(75,079)
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	53	53

Balance—December 31, 2013	36,308,974	36	358,171	(388,658)	(18)	(30,469)

Exercise of stock options	818,686	1	270			271
Repurchase of CRC Health Group, Inc. Class A common stock	(252,274)	—	(200)	—	—	(200)
Repurchase of CRC Health Group, Inc. Class L common stock	(28,030)	—	(1,804)	—	—	(1,804)
Stock-based compensation	—	—	14,246	—	—	14,246
Net loss	—	—	—	(31,441)	—	(31,441)
Unrealized loss on cash flow hedges, net of tax	—	—	—	—	(310)	(310)

Balance—December 31, 2014	36,847,356	$37	$370,683	$(420,099)	$(328)	$(49,707)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net loss	$(31,441)	$(75,079)	$(15,657)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,314	20,427	20,201
Accretion of non-cash interest on PIK loan	16,566	22,849	21,241
Amortization of debt discount and capitalized financing costs	5,085	5,715	6,923
Goodwill and asset impairments	1,089	43,978	8,590
Loss on debt extinguishment	11,622	—	—
Loss on sale of property and equipment	1,504	915	828
Loss from sale of loan program notes receivable	—	2,537	—
Loss on sale of discontinued operations	3,139	—	—
Provision for doubtful accounts	7,943	7,158	7,939
Stock-based compensation	14,246	35	2,723
Deferred income taxes	5,746	(2,298)	3,904
Changes in assets and liabilities:
Accounts receivable	(20,664)	(8,166)	(8,272)
Prepaid expenses	(1,066)	39	3,587
Income taxes receivable and payable	(834)	635	(623)
Accounts payable	(1,274)	(1,815)	723
Accrued liabilities	(20,240)	17,930	4,886
Other current assets	(327)	930	11
Other current liabilities	161	(3,200)	(2,361)
Other long-term assets	285	1,976	(985)
Other long-term liabilities	(7,621)	9,055	1,366

Net cash provided by operating activities	5,233	43,621	55,024

Cash flows from investing activities
Additions of property and equipment	(18,943)	(23,114)	(19,375)
Proceeds from sale of loan program	—	7,084	—
Proceeds from sale of property and equipment	119	450	783
Acquisition of businesses, net of cash acquired	(56,442)	(150)	(141)
Proceeds from sale of discontinued operations, net of cash disposed	1,064	—	—

Net cash used in investing activities	(74,202)	(15,730)	(18,733)

Cash flows from financing activities
Borrowings of long-term debt	813,875	—	84,093
Repayment of long-term debt	(700,361)	(22,756)	(98,367)
Borrowings under revolving line of credit	15,000	30,000	18,000
Repayments under revolving line of credit	(34,000)	(38,000)	(27,500)
Capitalized financing costs	(24,027)	(390)	(2,858)
Repurchase of common stock	(2,004)	(287)	(282)
Proceeds from exercise of stock options	270	—	69
Other financing activities	—	43	(71)
Acquisition of noncontrolling interest	—	—	(500)

Net cash provided by (used in) financing activities	68,753	(31,390)	(27,416)

Net increase (decrease) in cash and cash equivalents	(216)	(3,499)	8,875
Cash and cash equivalents—Beginning of year	15,559	19,058	10,183

Cash and cash equivalents—End of year	$15,343	$15,559	$19,058

Supplemental disclosure of noncash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued liabilities	$1,836	$1,309	$1,508

Payable related to acquisition	$—	$—	$11

Supplemental disclosure of cash flow information:
Cash paid for interest	$60,336	$41,772	$42,144

Cash paid for income taxes, net of refunds	$3,362	$1,027	$1,449

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation — CRC Health Group, Inc. (“the Company” or “the Group” or “the Parent”) is headquartered in Cupertino, California, and through its wholly owned subsidiaries provides rehabilitation and treatment services related to substance abuse, addiction diseases and other behavioral disorders.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company’s consolidated financial statements include the accounts of CRC Health Group, Inc. and its consolidated subsidiaries, including CRC Health Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates — Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Acquisition of the Company — On February 11, 2015, the Company was acquired by Acadia Healthcare Company, Inc. (“Acadia”). The total consideration was approximately $1.2 billion, consisting of approximately 6.0 million shares of Acadia’s common stock and the assumption of the Company’s debt.

Corrections to Previously Issued Consolidated Financial Statements — Subsequent to the issuance of the Company’s 2013 consolidated financial statements on January 27, 2015, management determined that income taxes receivable at December 31, 2013 was overstated by $4.3 million due to incorrect computations and mathematical mistakes related to 2011 and prior years. The net impact of the corrections decreased net income by $4.3 million in the periods 2006 through 2011. The Company has revised its consolidated balance sheet as of December 31, 2013 and consolidated statements of changes in equity (deficit) for the years ended December 31, 2013 and 2012 to correct these errors. There was no impact to the consolidated statements of operations, comprehensive loss or of cash flows for the years ended December 31, 2013 or 2012. The Company believes these corrections are not material to its previously issued consolidated financial statements. The corrections mentioned above have been reflected in the consolidated financial statements and accompanying disclosures throughout this document.

As a result, certain amounts presented in the Company’s consolidated balance sheet as of December 31, 2013 have been restated from the amounts previously reported to correct such errors as shown in the table below (in thousands):

	As of December 31, 2013
	As Previously Reported	Income Tax Corrections	As Restated
Income taxes receivable	$4,717	$(4,346)	$371
Total current assets	68,362	(4,346)	64,016
Total assets	972,722	(4,346)	968,376
Accumulated deficit	(384,312)	(4,346)	(388,658)
Total stockholders’ deficit	(26,123)	(4,346)	(30,469)
Total liabilities and stockholders’ deficit	972,722	(4,346)	968,376

The following table summarizes the effect of the correction to the accumulated deficit and total stockholders’ equity as of January 1, 2012 and December 31, 2012, as presented in the Company’s consolidated statement of changes in equity (in thousands).

	Accumulated Deficit	Total Stockholders’ Equity
Balance—January 1, 2012, as previously reported	$(294,010)	$61,939
Income tax corrections	(4,346)	(4,346)

Balance—January 1, 2012, as restated	$(298,356)	$57,593

Balance—December 31, 2012, as previously reported	$(309,233)	$49,155
Income tax corrections	(4,346)	(4,346)

Balance—December 31, 2012, as restated	$(313,579)	$44,809

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Cash includes amounts in demand accounts. At December 31, 2014 and 2013, substantially all cash was on deposit with financial institutions. Cash equivalents are short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s ability to collect outstanding patient receivables from third party payors is critical to its operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. The Company estimates uncollectible amounts and establishes an allowance for doubtful accounts in order to adjust accounts receivable to estimated net realizable value. In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, historical collection experience, current economic conditions, and other relevant factors. Accounts receivable that are determined to be uncollectible based on the Company’s policies are written off to the allowance for doubtful accounts. The following schedule reflects activity associated with the Company’s allowance for doubtful accounts for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Years ended December 31,
	2014	2013	2012
Balance — beginning of the period	$4,861	$4,932	$6,386
Provision for doubtful accounts	7,872	6,948	7,184
Write-off of uncollectible accounts	(7,499)	(7,019)	(8,638)

Balance — end of the period	$5,234	$4,861	$4,932

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years, except for buildings, which are depreciated over thirty years. Leasehold improvements are amortized using the straight-line method over the life of the lease, or the estimated useful life of the asset, whichever is shorter. Maintenance and repairs are charged to operations as incurred.

Goodwill and Intangible Assets not Subject to Amortization — The Company tests goodwill for impairment annually, at the beginning of its fourth quarter or more frequently if evidence of possible impairment arises. The Company performs a two-step impairment test on goodwill. In the first step, the Company compares the fair value of the reporting unit being tested, defined as an operating segment or one level below an operating segment, to its carrying value.

The Company determines the fair value of its reporting units using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is based on the present value of estimated future cash flows. Under the market approach, estimated fair value is based on what investors have paid for similar interests in comparable companies through the development of ratios of market prices to various earnings indications of comparable companies taking into consideration adjustments for growth prospects, debt levels and overall size. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company records an impairment loss equal to the difference.

The process of evaluating the potential impairment of goodwill is subjective and requires significant estimates and assumptions at many points during the analysis. The Company’s estimated future cash flows are based on assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. Actual future results may differ significantly from those estimates. In addition, the Company makes certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of its reporting units tested. Changes in assumptions or circumstances could result in an additional impairment in the period in which the change occurs and in future years. Factors that could cause the Company to record additional goodwill impairment include, but are not limited to:

•	Decreases in revenues or increases in operating costs

•	Increases in the Company’s borrowing rates or weighted average cost of capital

•	Increase in the blended tax rate

•	Increases in working capital

•	Significant reductions in market multiples utilized in the valuation process

•	Significant decreases in market values of comparable companies

•	Significant changes in the perpetuity growth rate

The Company’s intangible assets not subject to amortization consist of trademarks and trade names, certificates of need, and regulatory licenses. The Company tests these assets for impairment annually, at the beginning of its fourth quarter or more frequently if evidence of possible impairment arises. The Company applies a fair value-based impairment test similar to the goodwill impairment test described above to the net book value of the assets using a combination of income and market approaches.

Impairment charges related to goodwill and intangible assets not subject to amortization are included in the consolidated statements of operations under “goodwill and asset impairments” and “loss from discontinued operations, net of tax” (see Note 5).

Long-Lived Assets and Intangible Assets Subject to Amortization — The Company tests its long-lived and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable. The assets are tested for impairment at the facility level which represents the lowest level at which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the undiscounted future cash flows from the asset tested are less than the carrying value, a loss equal to the difference between the carrying value and the fair market value of the asset is recorded. Fair value is determined using discounted cash flow methods.

The process of evaluating the potential impairment of long-lived assets and intangible assets subject to amortization is subjective and requires significant estimates and assumptions. The Company’s estimated future cash flows are based on assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. It is possible that the Company’s estimates of undiscounted cash flows may change in the future resulting in the need to reassess the carrying value of its long-lived and intangible assets subject to amortization for impairment.

Impairment charges related to long-lived assets and intangible assets subject to amortization are included in the consolidated statements of operations under “goodwill and asset impairments” and “loss from discontinued operations, net of tax” (see Notes 4 and 5).

Capitalized Financing Costs — Costs to obtain long-term debt financing are capitalized and amortized over the expected life of the debt instrument (see Note 7).

Revenue Recognition — Client service revenue is recognized when rehabilitation and treatment services are provided to a client. Client service revenue is reported at the estimated net realizable amounts from clients, third-party payors and others for services rendered. Provisions for estimated third-party payor settlements are provided for in the period the related services are rendered and adjusted in future periods as final settlements are determined. Advance billings for client services are deferred and recognized as the related services are provided. The Company, from time to time, may provide charity care to a limited number of clients. The Company does not record revenues or receivables for charity care provided.

Advertising Costs — Advertising costs, included in “facilities and other operating costs” on the consolidated statements of operations, are expensed as incurred. Advertising costs for 2014, 2013 and 2012 were approximately $0.9 million, $0.9 million, and $1.1 million, respectively.

Stock-Based Compensation — The Company measures and recognizes compensation expense for all stock-based payment awards based on the award’s grant-date fair value. The Company estimates the fair value of stock options granted using the binomial model in conjunction with Monte Carlo simulation. For awards that are subject to both a performance and market condition, compensation expense is recognized over the longer of the implicit service period associated with the performance condition or the initial derived service period associated with the market condition (see Note 13).

Income Taxes — The Company is subject to income taxes in the United States and the United Kingdom. Significant judgment is required in determining the provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

The Company uses an asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes tax benefits from uncertain tax positions only if management believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that uncertain tax positions have been adequately reserved for, we can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results. The provision for income taxes includes the effects of any reserves that we believe are appropriate, as well as the related net interest and penalties (see Note 6).

Restructuring and Discontinued Operations — The Company accounts for facility closures and restructuring costs in accordance with applicable accounting standards and records an obligation for the estimated unrecoverable costs. These costs include one-time employment termination benefits, lease contract termination costs and other associated costs. Additionally, the Company reviews facility closures and facilities held for sale to determine if the cease of use criteria or the held for sale criteria has been met before the end of the accounting period in order to determine appropriate classification in the income statement. Should the Company determine that the cease of use or held for sale criteria have been met prior the end of the accounting period, facility revenues and expenses are reclassified to discontinued operations on the consolidated statements of operations for all periods presented. Assets and liabilities of discontinued operations are classified under assets and liabilities of discontinued operations and facilities held for sale on the Company’s consolidated balance sheets in the period in which the related facilities are classified as discontinued operations or held for sale (see Notes 15 and 16).

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash accounts are maintained with financial institutions in the United States of America and the United Kingdom. At times, deposits in these institutions may exceed federally insured limits. As of December 31, 2014, approximately 43% and 32% of gross accounts receivable and net client service revenue, respectively, and as of December 31, 2013, approximately 39% and 23% of gross accounts receivable and net client service revenue, respectively, were derived from county, state and federal contracts under Medicaid and other programs. In the event of cancellation or curtailment of these programs or default on these accounts receivable, the Company’s operating results and financial position would be adversely affected. The Company performs ongoing credit evaluations of its third-party insurance payors’ financial condition and generally requires advance payment from its clients who do not have verifiable insurance coverage. The Company maintains an allowance for doubtful accounts to cover potential credit losses based upon the estimated collectability of accounts receivable balances.

Interest Rate Derivatives — The Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. The effective portion of changes in the fair value of the Company’s interest rate swap and cap designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affected earnings. In March 2014, the Company terminated the interest rate swap. Effective June 30, 2014, the Company entered into an interest rate cap agreement on a notional debt amount of $625.0 million. See Note 9 for additional disclosure on interest rate derivatives.

Other Comprehensive Income (Loss) — Other comprehensive income (loss) includes gains and losses that are excluded from net income (loss) and are recorded directly as a component of stockholders’ equity. For the years ended December 31, 2014, 2013 and 2012, the effective portion of changes in fair value of the interest rate derivatives designated as cash flow hedges was recorded as other comprehensive income (loss).

Fair Value Measurements — The Company accounts for certain assets and liabilities at fair value. As defined in the authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement. The guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3:	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Assets and liabilities measured at fair value on a recurring basis — The fair value of the interest rate swap was estimated based upon terminal value models. The fair value of the interest rate cap was estimated using the market standard methodology of discounting future cash receipts. These instruments were allocated to Level 2 on the fair value hierarchy because the critical inputs into these models, including the relevant yield curves and the known contractual terms of the instrument, were readily available.

Assets and liabilities measured at fair value on a non-recurring basis —The Company measures, on a non-recurring basis, its long-lived assets and indefinite-lived intangible assets at fair value when performing impairment assessments under the relevant accounting guidance. Nonfinancial liabilities for facility exit activities are also measured at fair value on a non-recurring basis. These instruments were allocated to Level 3 on the fair value hierarchy because the critical inputs into these models are unobservable.

Loan Program — In December 2013, the Company sold its loan program notes receivables portfolio for $7.1 million and ceased to offer a loan program to its students/patients. The Company recognized a $2.5 million loss on the transaction. The loss is recorded in “facilities and other operating costs” on the consolidated statement of operations for the year ended December 31, 2013. Interest income related to the loan program notes was $1.0 million for each of the years ended December 31, 2013 and 2012, respectively.

NOTE 3. ACQUISITION OF HABIT HOLDINGS, INC.

On February 28, 2014, the Company acquired all of the issued and outstanding equity of Habit Holdings, Inc. (“Habit”) for a cash purchase price of $58.0 million. Habit consists of 20 comprehensive treatment centers and 2 mobile units in Massachusetts and several nearby states. To fund the cash purchase price, the Company utilized approximately $50 million of new term loans entered into at such time (see Note 8). In connection with the new term loan, the Company incurred and recorded $1.9 million of deferred financing costs and debt discounts, of which $0.5 million was paid to Bain Capital Partners LLC, an affiliate of the Company’s principal shareholders.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired and the liabilities assumed (in thousands):

Current assets	$4,065
Property and equipment	4,356
Goodwill	40,510
Intangible assets:
Trade name	6,890
Regulatory licenses	14,380
Unfavorable leases	(350)
Current liabilities	(3,277)
Deferred income taxes	(8,574)

Total net assets acquired	$58,000

The goodwill, trade name and regulatory licenses have indefinite useful lives. Approximately $13.6 million of the goodwill recognized in the acquisition is expected to be deductible for income tax purposes.

The consolidated statement of operations for the year ended December 31, 2014 includes the results of operations of Habit for the period from March 1, 2014 to December 31, 2014. The Company incurred approximately $0.6 million of acquisition-related expenses which are included in “facility and other operating costs” in the Company’s consolidated statement of operations for the year ended December 31, 2014.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2014 and 2013 consists of the following (in thousands):

	2014	2013
Land	$21,279	$21,044
Building and leasehold improvements	118,586	112,408
Furniture and fixtures	16,791	15,336
Computer equipment	19,799	15,238
Computer software	26,690	21,975
Equipment	4,964	5,243
Construction in progress	3,910	2,900

	212,019	194,144
Less accumulated depreciation	(80,655)	(67,677)

Property and equipment, net	$131,364	$126,467

Depreciation expense was $17.3 million, $14.3 million, and $13.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Asset impairment

In 2013, the Company recognized non-cash impairment charges of $7.5 million related to property and equipment. Additional impairment charges were recognized in discontinued operations during 2013 and 2012 (see Note 16).

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes to goodwill for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Goodwill, net — beginning of year	$519,103	$518,953
Goodwill additions (see Note 3)	40,510	150

Total goodwill, net — end of year	$559,613	$519,103

As part of the annual valuation process, the Company assessed its goodwill balances during the fourth quarter of 2014 and 2013 and did not record any impairment. In 2012, the weight loss reporting unit recognized $4.8 million goodwill impairment.

Intangible Assets

Total intangible assets at December 31, 2014 and 2013 consist of the following (in thousands):

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Referral network	$3,598	$(1,461)	$2,137	$5,368	$(1,912)	$3,456
Curriculum	529	(215)	314	794	(283)	511
Government contracts (including Medicaid)	34,967	(20,786)	14,181	34,967	(18,455)	16,512
Managed care contracts	14,400	(12,840)	1,560	14,400	(11,400)	3,000

Total intangible assets subject to amortization	$53,494	$(35,302)	$18,192	$55,529	$(32,050)	$23,479

Intangible assets not subject to amortization:
Trademarks and trade names			162,777			156,302
Certificates of need			41,955			42,784
Regulatory licenses			42,721			29,134

Total intangible assets not subject to amortization			247,453			228,220

Total intangible assets			$265,645			$251,699

The gross carrying amount and accumulated amortization related to impairment charges of intangible assets are excluded from the table above. Amortization expense related to intangible assets subject to amortization was $4.0 million, $5.2 million and $5.2 million, for the years ended December 31, 2014, 2013 and 2012, respectively.

Estimated future amortization expense related to intangible assets subject to amortization at December 31, 2014 is as follows (in thousands):

Year	Amount
2015	3,978
2016	2,657
2017	2,538
2018	2,538
2019	2,538
Thereafter	3,943

Total	$18,192

In 2014, the Company recognized non-cash impairment charges of $0.8 million related to certificates of need and $0.3 million for trademarks and trade names. In 2013, the Company recognized non-cash impairment charges of $10.0 million for trademarks and trade names, $1.8 million related to the certificates of need, and $0.1 million for regulatory licenses. In 2012, the Company recognized a non-cash impairment charge of $0.4 million related to trademarks and trade names. Additional impairments of intangible assets are recognized in discontinued operations during 2013 and 2012 (see Note 16).

NOTE 6. INCOME TAXES

The provision for income taxes attributable to income (loss) from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$—	$—	$—
State	397	1,854	1,987
Foreign	—	(25)	15

Total Current	397	1,829	2,002

Deferred:
Federal	3,595	305	(887)
State	2,584	(344)	(857)

Total Deferred	6,179	(39)	(1,744)

Income tax expense from continuing operations	$6,576	$1,790	$258

The reconciliation of income tax computed by applying the U.S. federal statutory rate to the effective tax rate for continuing operations is summarized in the following table:

	Year Ended December 31,
	2014	2013	2012
Statutory federal tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	4.5%	1.8%	62.7%
Nondeductible transaction costs	(4.5)%	—%	—%
Goodwill impairment	—%	—%	(47.7)%
Capital loss on sale of subsidiaries	4.8%	—%	—%
Nondeductible stock-based compensation	(19.8)%	(1.3)%	(25.7)%
Provision true-up adjustments	(2.8)%	(0.1)%	3.9%
Change in unrecognized tax benefits (including interest)	5.8%	(0.7)%	(27.1)%
Change in valuation allowance	(53.4)%	(40.2)%	(11.6)%
Other	(1.8)%	(0.6)%	4.0%

Effective tax rate from continuing operations	(32.2)%	(6.1)%	(6.5)%

Deferred tax — Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of deferred tax assets and liabilities at December 31, 2014 and 2013 (in thousands):

	2014	2013
Deferred tax assets:
Net operating and capital loss carryforwards	$49,653	$31,065
Reserves and allowances	17,398	21,198
Fixed assets	9,306	12,484
Stock-based compensation	5,777	4,598
Unrecognized tax benefit	1,182	1,755
Research credits	934	871
Other	254	105

Gross deferred tax assets	84,504	72,076
Valuation allowance	(82,297)	(72,076)

Total deferred tax assets	$2,207	$—

Deferred tax liabilities:
Intangible assets not subject to amortization	$(99,079)	$(95,032)
Goodwill	(43,191)	(30,859)
State taxes	—	(32)
Partnerships	(4,673)	(4,590)

Total deferred tax liabilities	$(146,943)	$(130,513)

Net deferred tax liabilities	$(144,736)	$(130,513)

Current deferred tax assets (liabilities), net	$264	$(202)
Long term deferred tax liabilities, net	(145,000)	(130,311)

At December 31, 2014, the Company had $122.0 million and $121.3 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. If not utilized, these net operating loss carryforwards will expire in varying amounts beginning in 2020 for federal income taxes and 2016 for state income taxes. At December 31, 2014, a portion of the loss may be subject to limitation under Internal Revenue Code Section 382.

At December 31, 2014, the Company had $4.0 million each of federal and state capital loss carryforwards available to offset future capital income. If not utilized, these capital loss carryforwards will begin to expire in 2019. At December 31, 2014, the Company had $0.4 million and $0.2 million of federal and state research credit carryforwards, respectively, available to offset future taxable income. The entire balance of research credits does not meet the more likely than not standard and have not been included in the deferred tax asset above. If not utilized, these federal credit carryforwards will expire in varying amounts beginning in 2020. California research credits have an indefinite carryforward. The Company also has an alternative minimum tax credit carryforward of $1.0 million which has an indefinite carryforward period. At December 31, 2014, a portion of the research credits may be subject to annual limitation under Internal Revenue Code Section 382.

The Company regularly assesses the need for a valuation allowance against deferred tax assets. In making that assessment, it considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets to determine, based on the weight of available evidence, whether it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company considers the cumulative loss as a significant piece of negative evidence.

Accordingly, the Company recorded a valuation allowance of $82.3 million and $72.1 million at December 31, 2014 and 2013, respectively. The net increase to the valuation allowance from 2013 to 2014 was $10.2 million related primarily to federal and state net operating loss carryforwards that are not expected to be realized prior to their expiration due to the level of forecasted taxable income in these jurisdictions.

The Company files federal and various state income tax returns in the United States and foreign tax jurisdictions in which it has subsidiaries. During the year, the Internal Revenue Service completed its audit of one of the Company’s federal income tax returns for 2011 without adjustment. The Company is currently subject to audit in California and Pennsylvania for various tax years, but to date, no adjustments have been proposed. The statute of limitations remains open for 2011 through 2014 in the U.S. federal and for 2010 through 2014 in state jurisdictions. Years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those earlier years that have been carried forward and may be audited in subsequent years when utilized.

Unrecognized Tax Benefits

The Company recognizes interest and penalties related to unrecognized tax benefits as part of its provision for federal and state income taxes. During the year ended December 31, 2014, the Company recognized $0.2 million and $0.1 million of interest and penalties benefit, respectively, related to statute of limitation lapses. As of December 31, 2014, the Company has accrued $0.5 million and $0.3 million of interest and penalties, respectively. The Company believes it is reasonably possible the gross reserve will decrease by $1.5 million in the next 12 months due to lapses in statute of limitations.

The Company’s total gross unrecognized tax benefits for the years ended December 31, 2014, 2013, and 2012 (in thousands) is as follows:

	Years Ended December 31,
	2014	2013	2012
Balance as of January 1,	$5,079	$5,074	$3,973
Tax positions related to current year:
Additions	192	5	1,101
Reductions	—	—	—
Tax positions related to prior years
Additions	127	—	—
Reductions	(5)	—	—
Lapse of statute of limitations	(1,382)	—	—

Balance as of December 31,	$4,011	$5,079	$5,074

NOTE 7. LONG-TERM DEBT

Long-term debt at December 31, 2014 and 2013 consists of the following (in thousands):

	December 31, 2014	December 31, 2013
Term loan — first lien, net of discount of $4,225	$467,213	$—
Term loan — second lien, net of discount of $5,400	294,600	—
Revolving line of credit	—	19,000
Term loans, net of discount of $1,748	—	382,056
Senior subordinated notes, net of discount of $550	—	176,746
Payment in kind loan, net of discount of $0 in 2014 and $2,054 in 2013	124,029	193,485

Total debt	885,842	771,287
Less: current portion of long-term debt	(4,750)	(538)

Total long-term debt	$881,092	$770,749

March 28, 2014 Refinancing

On March 28, 2014, the Company completed a refinancing and repaid all of its outstanding indebtedness under its existing senior secured credit agreement (term loans and revolving line of credit) and its senior subordinated notes and entered into new long-term debt agreements (see description below). The refinancing transaction was accounted for as an extinguishment of the existing debt. As a result, the Company recorded a loss on debt extinguishment of $11.6 million, related to the write-off of deferred financing costs and unamortized discounts, in the year ended December 31, 2014.

As a result of the refinancing:

•	new borrowings of $775.0 million were entered into, comprised of $475.0 million of First Lien Term Loans and $300.0 million of Second Lien Term Loans,

•	existing term loans of $383.8 million were repaid in full,

•	existing senior subordinated notes of $177.3 million were repaid in full,

•	additional term loan entered into on February 28, 2014 for the purchase of Habit of $50.0 million (see Note 3) was repaid in full,

•	the then outstanding revolving line of credit of $34.0 million was repaid,

•	$84.3 million on the payment in kind loan was repaid

•	accrued interest related to the existing debt obligations of $6.3 million was paid,

•	debt issuance costs and discounts incurred totaled $31.4 million, including $7.8 million paid to Bain Capital Partners LLC, an affiliate of the Company’s principal shareholders.

First and Second Lien Credit Agreements

First Lien Term Loans — Under the First Lien Credit Agreement, the Company borrowed an aggregate principal amount of $475.0 million of new First Lien Term Loans that mature on March 28, 2021 (the “First Lien Term Loans”). The First Lien Term Loans were issued with an original issue discount of 1.00% or $4.75 million which is being amortized over the term of the First Lien Term Loans using the effective interest rate method.

Interest on these First Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 4.25%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 3.25%.

The First Lien Term Loans are payable in quarterly principal installments of 0.25% of the aggregate First Lien Term Loans on the last Business Day of each March, June, September and December, beginning on the last business day of June 2014, with the remainder due on the maturity date of March 28, 2021.

The First Lien Term Loans are subject to a 1.00% prepayment premium to the extent they are refinanced, or the terms thereof are amended, in either case, for the purpose of reducing the applicable yield with respect thereto, in each case prior to the first anniversary of the Refinancing.

The Company is required to apply a certain portion of its excess cash to the principal amount of the First Lien Term Loans on an annual basis, commencing with the year ending December 31, 2015. Excess cash under the Company’s First Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

Second Lien Term Loans — On March 28, 2014, under the Second Lien Credit Agreement, the Company borrowed an aggregate principal amount of $300.0 million of new Second Lien Term Loans that mature on

September 28, 2021 (the “Second Lien Term Loans”). The Second Lien Term Loans were issued with an original issue discount of 2.00% or $6.0 million which is being amortized over the term of the Second Lien Term Loans using the effective interest rate method.

Interest on these Second Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 8.00%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 7.00%.

The Second Lien Term Loans are subject to a 3.00% prepayment premium to the extent they are repaid prior to the first anniversary of the Refinancing, a 2.00% prepayment premium to the extent they are repaid on or after the first anniversary and prior to the second anniversary of the Refinancing, and a 1.00% prepayment premium to the extent they are repaid on or after the second anniversary and prior to the third anniversary of the Refinancing. The foregoing prepayment premiums shall also apply if the Second Lien Term Loans are amended for the purpose of reducing the applicable yield with respect thereto, in each case prior to the third anniversary of the Refinancing.

After repayment and termination of the loans under the First Lien Credit Agreement, the Company is required to apply a certain portion of its excess cash to the principal amount of the Second Lien Term Loans on an annual basis, commencing with the year ending December 31, 2015. Excess cash under the Company’s Second Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

Revolving Line of Credit — At December 31, 2014, under the First Lien Credit Agreement, the Company had aggregate borrowing capacity for revolving credit commitments of $65.0 million which mature on March 28, 2019. Interest is payable monthly or quarterly, depending on interest option selected, at (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent, plus an applicable margin of 4.25%, 4.00% and 3.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00% and (z) the LIBOR rate applicable to a one-month interest period plus 1.00%, plus an applicable margin of 3.25%, 3.00% or 2.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges. Commitment fees are payable quarterly at a rate equal to 0.50% or 0.375%, based upon the Company’s first lien net leverage ratio being within certain defined ranges. As of December 31, 2014, the Company has not utilized the revolving line of credit.

The Company’s First Lien Term Loans, Second Lien Term Loans and Revolving Line of Credit are guaranteed by the Company’s Parent and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and secured by substantially all of their existing and future property and assets, and by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries. The Company’s First Lien Term Loans, Second Lien Term Loans and Revolving Line of Credit require the Company to comply on a quarterly basis with certain financial and other covenants, including a maximum total net leverage ratio test. The Company was in compliance with the covenants as of December 31, 2014.

Payment in Kind Loan (“PIK” Loan)

As of December 31, 2014, the Company has a senior unsecured PIK loan from an affiliate of Bain Capital Partners, LLC of $124.0 million that matures on March 28, 2022. Interest is calculated at 12.00% until the maturity date. Accrued interest is added to the loan balance on April 1 and October 1 of each year. On or before

April 1, 2019, the Company will be required to make a payment in an amount sufficient to ensure that the PIK loan will not be treated as a high yield discount obligation within the meaning of the Internal Revenue Service Code, Section 163(i)(1).

Scheduled Principal Payments

At December 31, 2014, scheduled principal payments of total long-term debt, excluding the effects of the discount on the first and second lien, the PIK loan interest accretion and annual excess cash payments that may be required are as follows (in thousands):

2015	$4,750
2016	4,750
2017	4,750
2018	4,750
2019	4,750
Thereafter	871,717

Total	$895,467

Interest expense — The following table presents the components of interest expense (in thousands):

	Years ended December 31,
	2014	2013	2012
Contractual interest on total debt	$67,970	$66,570	$65,050
Amortization of debt discount and capitalized financing costs	5,085	5,715	6,923
Interest capitalized to property and equipment, net	(337)	(623)	(561)

Total interest expense	$72,718	$71,662	$71,412

Capitalized Financing Costs

Net capitalized financing costs as of December 31, 2014 and December 31, 2013 were approximately $18.6 million and $6.6 million respectively and are included in the Company’s consolidated balance sheets in “other assets, net”. Amortization expense is included in the Company’s consolidated statements of operations under “interest expense” as detailed above.

NOTE 8. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings. However, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

Cash Flow Hedges of Interest Rate Risk

The Company’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swap and cap as part of its interest rate risk management strategy. Interest rate swap designated as cash flow hedges generally involve payments of interest expense based on a fixed interest rate instead of the existing variable rate. Interest rate cap designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

The effective portion of changes in the fair value of a derivative that qualifies and is designated as a cash flow hedge is recorded in accumulated other comprehensive loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2014, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in income. During the twelve months ended December 31, 2014 and December 31, 2013, the Company recorded $0 and less than $0.1 million, respectively, of hedge ineffectiveness in earnings.

Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the period December 31, 2014 to December 31, 2015 the Company estimates that an additional $0.1 million will be reclassified as an increase to interest expense.

In 2012, the Company entered into an interest rate swap to hedge the variable cash flows associated with its then existing variable-rate debt. As of December 31, 2013, the Company had one interest rate derivative designated as a cash flow hedge of interest rate risk, with a $200.0 million notional amount, paying fixed one-month LIBOR at 0.287% and maturing on June 30, 2014.

In March 2014, in connection with refinancing its term loans, the Company terminated its interest rate swap and paid approximately $0.1 million to the counterparty to settle the swap (including accrued interest). At the time of termination, there was a loss of approximately $0.1 million deferred in accumulated other comprehensive loss related to this swap.

Effective June 30, 2014, the Company entered into an interest rate cap agreement, whereby it paid an upfront premium of $1.1 million to limit the maximum LIBOR interest rate to 3.00% on a notional debt amount of $625.0 million. The interest rate cap agreement expires on March 31, 2017.

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations (in thousands):

Derivatives Designated as Cash Flow Hedges For the Years Ended December 31,	Amount of Loss Recognized in OCI on Derivative (Effective Portion)			Location of Loss Reclassified From Accumulated OCI into Income (Effective portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2014	2013	2012		2014	2013	2012		2014	2013	2012
Interest Rate Derivatives
Interest rate cap	$(511)	$—	$—	Interest expense	$—	$—	$—	Other Income	$—	$—	$—
Pay-Fixed Swap	(26)	(184)	(117)	Interest expense	(132)	(153)	—	Other Income	—	(43)	—

Total	$(537)	$(184)	$(117)		$(132)	$(153)	$—		$—	$(43)	$—

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 31, 2014, the fair value of derivatives in a net liability position was 0, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements (see Note 9). If the Company had breached any of these provisions as of December 31, 2014, it could have been required to settle its obligations under the agreements at their termination value of $0.

NOTE 9. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative financial instruments

Currently, the Company uses an interest rate cap to manage its interest rate risk. The fair value of the interest rate cap was determined using the market standard methodology of discounting future cash receipts. Future cash receipts were based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves and volatilities.

In measuring fair value, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk. The Company also considered the impact of netting and any other applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. In conjunction with the FASB’s fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2014, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall as of December 31, 2014 and 2013 (in thousands):

	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Assets
Derivative Financial Instruments	$—	$—	$498	$—	$—	$—	$498	$—

Liabilities
Derivative Financial Instruments	$—	$—	$—	$106	$—	$—	$—	$106

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company’s goodwill and other intangible assets not subject to amortization are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. In addition, the Company’s property and equipment and intangibles assets subject to amortization are assessed for recoverability of the carrying value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The following table presents the non-financial assets that were measured and recorded at fair value based on Level 3 inputs on a non-recurring basis during the years ended December 31, 2014 and 2013 (in thousands):

	Year Ended December 31, 2014
	Impairment Charge	Fair Value
Certificates of need	$829	$8,653
Trademarks and trade names	260	3,958

Total	$1,089	$12,611

	Year Ended December 31, 2013
	Impairment Charge	Fair Value
Trademarks and trade names	$9,888	$39,022
Property and equipment	7,501	2,099
Certificates of need	1,816	17,582
Regulatory licenses	136	—

Total	$19,341	$58,703

Fair Value of Financial Instruments

Financial instruments not measured at fair value on a recurring basis include cash, accounts receivable, net, accounts payable, term loans, net, and senior subordinated notes, net. With the exception of financial instruments noted in the following table, the fair value of the Company’s financial instruments approximate carrying value due to their short maturities.

The estimated fair value of financial instruments with long-term maturities is as follows:

	December 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Liabilities
Term loan — first lien, net	$467,213	$482,395	$—	$—
Term loan — second lien, net	294,600	317,186	—	—
Term loans, net	—	—	382,056	406,284
Senior subordinated notes, net	—	—	176,746	186,124
Payment in kind loan, net	124,029	126,842	193,485	237,181

The Company’s term loans are measured at fair value based on present value methods using credit spreads derived from market data as well as LIBOR interest rates with similar maturities to discount the projected interest and principal payments. The Company’s PIK loan is measured at fair value based on present value methods using credit spreads derived from market data as well as US Treasury interest rates with similar maturities to discount the projected interest and principal payments. The Company’s senior subordinated notes are measured at fair value based on bond-yield data from market trading activity as well as U.S Treasury rates with similar maturities as the senior subordinated notes to discount the projected interest and principal payments. As of December 31, 2014 and 2013, the estimated fair value of the term loans, senior subordinated notes and PIK loan were determined based on Level 3 inputs.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases various facilities, offices and equipment under non-cancelable operating leases throughout the United States with various expiration dates through September 2048. Rent expense was $16.2 million, $13.3 million and $12.8 million for the years ended December 31, 2014, 2013, and 2012, respectively. The Company earned $0.5 million, $0.6 million, and $0.5 million in sublease rental income for the years ended December 2014, 2013, and 2012, respectively. The terms of certain facility leases provide for annual scheduled increases in cost adjustments and rental payments on a graduated scale. The Company is party to certain related party leases as a result of the Company’s acquisitions. Such related party leases are due and payable on a monthly basis on similar terms and conditions as the Company’s other leasing arrangements. In addition, the Company is also responsible for certain expenses including property tax, insurance and maintenance costs associated with some of the leases.

Future minimum lease payments under non-cancelable operating leases at December 31, 2014 are as follows (in thousands):

	Third Party Operating Lease Payments	Related Party Operating Lease Payments	Total Operating Lease Payments
2015	$15,468	$387	$15,855
2016	13,073	309	13,382
2017	10,481	137	10,618
2018	7,427	86	7,513
2019	4,747	89	4,836
Thereafter	28,203	30	28,233

Total minimum lease payments	$79,399	$1,038	$80,437

Indemnifications — The Company provides for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, bylaws, articles of association or similar organizational documents, as the case may be. The Company maintains directors’ and officers’ insurance which should enable the Company to recover a portion of any indemnity payments made.

In addition to the above, from time to time the Company provides standard representations and warranties to counterparties in contracts in connection with business dispositions and acquisitions and also provides indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to such sales or acquisitions.

While the Company’s future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, no payments have been made under any of these indemnities.

Self-Insurance Plans — The Company has a self-insurance program for workers’ compensation benefits for employees. Self-insurance reserves are based on past claims experience and projected losses for incurred claims and include an estimate of costs for claims incurred but not reported at the balance sheet date. The Company obtains an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported and may adjust the reserves based on the results of the valuations. Insurance coverage in excess of the per occurrence self-insurance retention has been secured with insurers for specified amounts. The reserve for self-insured workers’ compensation claims was $5.3 million and $5.4 million at December 31, 2014 and 2013, respectively, and is included in “accrued expenses” on the consolidated balance sheets.

The Company maintains a self-insurance program for employee group health insurance to consolidate both self-insured and insured plans that had been in existence previously. The self-insured group health plan covers approximately 70% of the Company’s employees enrolled in group health plans. The remaining employees enrolled in group health plans are covered through health maintenance organizations. Insurance coverage, in excess of the per occurrence self-insurance retention, has been secured with insurers for specified amounts. Self-insurance reserves are based on projected costs for incurred claims and include an estimate of costs of claims incurred but not reported at the balance sheet date. The Company obtains an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported and may adjust the reserves based on the results of the valuations. The reserve for self-insured health insurance claims totaled $2.2 million and $2.1 million at December 31, 2014, and 2013, respectively, and is included in “accrued expenses” on the consolidated balance sheets.

Legal Matters — A series of complaints against our subsidiaries, Aspen Education Group, Inc. (“Aspen”) and MBA was initially filed in July 2011 by former students of Mount Bachelor Academy (“MBA”). MBA was a previously closed therapeutic boarding school operated by our subsidiary Mount Bachelor Education Center, Inc. Further, in May 2012, Nautilus Insurance Corporation filed a complaint against CRC Health Group Inc. and certain related entities seeking declaratory relief from defending or indemnifying MBA, Aspen or CRC. In the second and third quarter of 2014, the Company, or its applicable subsidiaries, settled these claims and the litigation with Nautilus Insurance Corporation within the amounts reserved.

In August 2011, a wrongful death suit was brought against our New Life Lodge facility by the estate of Lindsey Poteet a/k/a Lindsey Richardson. This suit was settled at mediation in December 2013 within the amounts previously reserved.

In a complaint filed in December 2012, a suit against our New Life Lodge facility was brought by Charity Comage as administrator of the estate of and on behalf of Savon Kinney, deceased vs CRC Health Tennessee, Inc. dba New Life Lodge and CRC Health Group, Inc. dba New Life Lodge, American Behavioral Consultants, LLC and Holly Liter, APN. This suit alleges negligence and medical malpractice resulting in the wrongful death and seeking a total $14.5 million in compensatory and punitive damages. American Behavioral Consultants, LLC served as an independent contractor for New Life Lodge and Ms. Holly Liter was an employee of American Behavioral Consultants, LLC. In a complaint filed in June 2013, a suit against our New Life Lodge was brought by Penny Bryant, mother of Patrick Bryant, deceased, vs. CRC Health Tennessee, Inc. and Jonathan Butler, M.D. This suit was originally filed in 2011 and then dismissed without prejudice in October 2012 and was re-filed in June 2013. This suit alleges negligence resulting in the wrongful death of Patrick Bryant and seeks a total of $13.0 million in compensatory and punitive damages. We intend to defend vigorously these lawsuits. In consultation with counsel and based on our preliminary investigation into the facts alleged, we believe these cases are without merit. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

In 2013, our New Life Lodge facility responded to a civil investigative demand from the Office of the Attorney General of the State of Tennessee inquiring about possible false claims for payment related to services provided to TennCare recipients for the period 2006 to 2011. The suit was settled in April 2014 within the amounts previously reserved.

In 2012, the U.S. Department of Justice / Drug Enforcement Administration, (“DEA”) issued subpoenas to six (6) clinics owned by the Company, requiring the Company to provide certain books, records and papers related to the practice by such clinics to accept and destroy surrendered medications. In May 2014, the Company received a Notice of Hearing for such clinics requesting an informal hearing at the offices of the DEA. The DEA / US Department of Justice allege that the Company failed to keep proper records regarding the return and destruction of surrendered medications and failed to properly execute certain record keeping forms. The Company participated in the hearing and as a result is currently negotiating a memorandum of agreement to resolve the administrative part of these alleged recordkeeping violations. The US Department of Justice has also made a civil penalty demand of $7 million in regard to the same alleged record keeping violations. We intend to defend vigorously these allegations. In consultation with counsel and based on our preliminary investigation into the facts alleged, the Company maintains that it has certain defenses to these allegations. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

We are involved in other litigation and regulatory investigations arising in the ordinary course of business. After consultation with legal counsel, management estimates that these matters will be resolved without material adverse effect on our future financial position or results from operations and cash flows, except as discussed above.

As of December 31, 2014 and December 31, 2013, accruals for legal matters totaled $3.9 million and $12.4 million respectively, and were included in total current liabilities on the consolidated balance sheets.

NOTE 11. REDEEMABLE NONCONTROLLING INTEREST

The Company owned a 75 percent interest in an entity. The 25 percent noncontrolling interest holder had the unilateral right to require the Company to redeem the noncontrolling interest at a price to be calculated pursuant to the terms and conditions of the operating agreement. In 2012, the Company redeemed the noncontrolling interest for $0.5 million, resulting in “net loss attributable to noncontrolling interest” of $0.4 million.

NOTE 12. STOCKHOLDERS’ EQUITY

The Company’s Amended and Restated Certificate of Incorporation authorizes it to issue 55,555,555 shares of $0.001 par value common stock, of which 50,000,000 shares and 5,555,555 shares have been designated as Class A common stock and Class L common stock, respectively.

Voting — The common stock shall have and possess all powers and voting and other rights pertaining to the stock of the Company. Holders of the Class A and Class L common stock shall vote together as a single class, with each share being entitled to one vote on all matters to be voted on by the stockholders.

Distributions — First, holders of Class L common stock shall be entitled to receive from all Liquidation Distributions (all distributions made by the corporation on liquidation or following a sale of all or substantially all of the business or assets of the company) an amount equal to the Class L Base Amount, an amount equal to $81.00. Thereafter, all shares of Common Stock, as a single class shall be entitled to receive all remaining Liquidation Distributions pro rata based on the number of shares outstanding; provided however that the Class L shall have been deemed to convert into a number of shares of Class A Common Stock sufficient to generate an internal rate of return thereon equal to twelve percent (12%) per annum, compounded quarterly. Such internal rate of return shall treat each share as having been paid for on February 6, 2006 and each distribution with respect to the Class L common stock as having been made on the date paid by the Company. As of December 31, 2014, no amounts have been accrued for distribution to Class L common stock, as there have been no distributions to holders of the Company’s common stock. After the full required amount of distributions have been made to Class L common stockholders as previously described, all holders of the shares of common stock, as a single class, shall thereafter be entitled to receive all remaining distributions pro rata based on the number of outstanding shares of common stock. For the purpose of this distribution each share of Class L common stock shall be deemed to have been converted into Class A shares under the applicable conversion formula.

Mandatory Conversion — Upon closing of a public offering or in connection with the transfer or sale of the Class L common stock (a “Realization Event”), each outstanding share of Class L common stock shall automatically convert into a number of shares of Class A common stock under the applicable conversion formula.

Warrants — As of December 31, 2014, there were outstanding warrants (issued in 2011 to former PIK Loan holders) to purchase 124,705 units of common stock at an exercise price of $72.00 per unit. The warrants expire in January 2018. The warrants were valued using the Black Scholes option-valuation model based on the following assumptions: risk-free interest rate of 2.81%, expected term of 7 years, annual volatility of 43.3%, and no dividend yield. The fair value of these warrants of $4.4 million was fully amortized to debt discount or loss on debt extinguishment as of the debt refinancing on March 28, 2014 (see Note 7).

NOTE 13. STOCK-BASED COMPENSATION

Description of Share-Based Plans

2006 Executive Incentive Plan, 2006 Management Incentive Plan and 2007 Incentive Plan

On February 6, 2006 the Group adopted the 2006 Executive Incentive Plan (the “Executive Plan”) and the 2006 Management Incentive Plan (the “Management Plan”) and on September 7, 2007, the Group adopted the 2007 Incentive Plan (the “Incentive Plan”). The Company refers to the Executive Plan, Management Plan and Incentive Plan collectively as the “Plans.” The Plans provide for options to purchase Group stock by the Company’s key employees, directors, consultants and advisors. The Incentive Plan also provides for restricted stock unit awards (“RSUs”) that entitle holders to receive Group stock when the awards vest. Options and RSUs granted under the Plans may be either incentive or non-incentive options. As of December 31, 2014, only non-incentive options and RSUs (non-qualified under Internal Revenue Code 422) have been awarded under the Plans. Options and RSUs granted under the Plans represent units. One unit consists of nine shares of class A and one share of class L common stock of the Group.

Options and RSUs under the Plans may be granted for periods of up to ten years at an exercise price generally not less than the fair market value of the shares subject to the award, determined as of the award date.

Options granted under the Executive Plan and Incentive Plan vest in tranches. Tranche 1 options represent 50% of an option grant and Tranche 2 and Tranche 3 represent the remaining 50% of the option grant. Tranche 1 options vest and become exercisable at the rate of 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control as defined in the Plans. Options issued under Tranche 2 and Tranche 3 vest and become exercisable upon achievement of both a performance and a market condition, as defined in the Executive and Incentive Plans. In order to vest, the recipient must continue to provide service as an employee through the vesting date. No options issued under Tranche 3 have been granted subsequent to December 31, 2012.

Options granted under the Management Plan vest and become exercisable over five years at the rate of: 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control, as defined in the Management Plan.

Beginning in 2011, additional options were granted to senior executives under the Incentive Plan. The options vest in two tranches as follows: Tranche 1 options vest and become exercisable at the rate of 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control as defined in the Plans; Tranche 2 options vest and become exercisable upon achievement of both a performance and a market condition, as defined in the Incentive Plan. In order to vest, the recipient must continue to provide service as an employee through the vesting date. Tranche 1 and Tranche 2 options each represent 50% of the option grant.

In 2014, RSUs were granted to key employees under the Incentive Plan. The RSUs vest at the rate of 20% one year from the date of grant and 10% at six-month increments thereafter beginning on the first anniversary of the date of grant or, if earlier, 100% on a change of control as defined in the Plans.

A maximum of 5,734,053 shares of Class A common stock of the Group and 637,117 shares of Class L common stock of the Group may be granted under the Plans.

Stock Option and RSU Expense Measurement and Recognition

The Company measures and recognizes expense for all stock-based payment awards granted after January 1, 2006, based on the grant-date fair value. Management estimates grant date fair using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods on a straight-line basis on the consolidated statements of operations. In addition, for the options that vest upon the achievement of performance conditions, the Company recognizes compensation expense only if achievement of such performance conditions is probable. For awards that are subject to both a performance and market condition, compensation expense is recognized over the longer of the implicit service period associated with the performance condition or the initial derived service period associated with the market condition.

Stock-based compensation expense is based on awards ultimately expected to vest net of an estimated forfeiture rate. Forfeitures are estimated at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated forfeiture rate was 4%, 4%, 6% for the years ended December 31, 2014, 2013, and 2012, respectively.

The Company recognizes the cash flows resulting from the tax benefits created by tax deductions in excess of the compensation cost as financing cash flows.

Valuation of Stock-Based Awards

The Company estimated the fair value of stock options and RSUs granted in 2014, 2013, and 2012 using a binomial Monte Carlo simulation. The weighted average grant date fair value of units granted during the years ended December 31, 2014, 2013, and 2012 were $36.97, $45.69, and $39.06 per unit, respectively.

The fair value of stock-based payment awards was estimated using the following assumptions:

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Binomial Monte Carlo simulation
Expected volatility	44%	20%	20%
Dividend yield	0%	0%	0%
Risk-free interest rate	0.03%-2.54%	1.90%	1.62%
Expected terms (in years)	2.40	3.65	2.87

•	Expected volatility is based on the historical volatility of comparable public companies for periods corresponding to the expected term of the awards, and adjusted for differences between the Company’s capital structure and the comparable companies. For the year ended December 31, 2014, expected volatility is based on the total equity of the Company to incorporate market based vesting conditions. For the years ended December 31, 2013 and 2012, expected volatility is based on the total assets of the Company because of the EBITDA based performance vesting conditions of the stock options awards. No awards granted subsequent to December 31, 2013 include EBITDA based performance vesting conditions. Expected equity volatility ranged from 40% to 44% during the years ended December 31, 2013 and 2012.

•	No dividends are expected to be paid over the expected term of the awards.

•	The risk-free rate is based on the implied yield on U.S. Treasury maturities issued with a term equal to the expected term of the awards.

Stock-Based Compensation Expense

Compensation expense related to the stock options and RSUs granted by the Group is being recorded on the Company’s consolidated statements of operations, as substantially all grants have been made to employees of the Company. For the years ended December 31, 2014, 2013, and 2012, the Company recognized stock-based compensation expense of $14.2 million, $0.1 million (net of the reversal of previously recorded stock-based compensation of $2.6 million based upon the determination that it was not probable of achieving the performance criteria and requisite service period for certain performance based stock option awards), and $2.7 million, respectively, within “salaries and benefits” on the consolidated statements of operations. The variations in stock-based compensation expense from year to year are due to the Company’s assessments of the likelihood that certain options and RSUs will meet performance conditions prior to their expiration.

In connection with the execution of the Acadia definitive agreement on October 29, 2014, the Company updated its estimate of the probability of achieving certain performance vesting conditions related to the Tranche 2 and Tranche 3 option awards and RSUs. Generally, the performance vesting conditions are achieved upon the occurrence of an initial public offering or the sale of the Company that results in a change in control. The original vesting periods for the options and RSU’s were one-to-five years. The updated vesting period was approximately three months. The effect of applying this updated vesting period resulted in a fourth quarter 2014 cumulative expense adjustment of $7.0 million, plus $5.3 million in expense recognized prospectively from October 29, 2014 to December 31, 2014. Accordingly, 2014 stock-based compensation expense includes $12.3 million related to updated performance vesting conditions.

As of December 31, 2014, the total remaining unrecognized stock-based compensation of $6.1 million, net of estimated forfeitures of $0.3 million, is expected to be recognized in full immediately prior to the effective date of the Acadia transaction.

During the years ended December 31, 2014, 2013, and 2012, 411,443 shares, 333,867 shares, and 408,888 shares vested with an aggregate grant date fair value of $1.3 million, $1.1 million, and $1.2 million, respectively.

Stock Option and RSU Activity under the Plans

During the year ended December 31, 2014, the Group granted 107,115 units, which represent 964,035 options to purchase Class A common stock and 107,115 options to purchase Class L common stock. Option activity under the Plans for the year ended December 31, 2014 is summarized below:

	Option (in shares)	Weighted-Average Exercise Price Per Share	Weighted-Average Grant Date Fair Value per share	Weighted-Average Remaining Contractual Term (In Years)
Balance at December 31, 2013	6,724,037	$7.22		5.13
Granted	1,071,150	$8.33	$3.70	9.36
Exercised	(818,686)	$8.61
Forfeited/cancelled/expired/modified	(2,653,294)	$7.82	$3.67

Outstanding at December 31, 2014	4,323,207	$8.35		5.61

Exercisable at December 31, 2014	1,483,897	$8.49		3.59

Exercisable and expected to be exercisable	4,150,278	$8.35		5.61

As of December 31, 2014, the aggregate intrinsic value of options outstanding, exercisable, and outstanding and expected to be exercised was $9.0 million, $3.2 million, and $3.1 million, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the fair value of the Group’s shares as of December 31, 2014. At December 31, 2014, the Company had 2,839,310 unvested option shares with per-share, weighted average grant date fair values of $4.04.

The aggregate intrinsic value of share options exercised since inception under equity compensation plans was $6.3 million, $2.8 million, and $2.8 million as of December 31, 2014, 2013, and 2012, respectively.

During the year ended December 31, 2014, the Group granted 30,500 units of RSUs, which represents 274,500 shares of Class A common stock and 30,500 shares of Class L common stock. RSU activity under the Plans for the year ended December 31, 2014 is summarized below:

	RSUs (in shares)	Weighted-Average Grant Date Fair value Per Share	Weighted-Average Remaining Contractual Term (In Years)
Balance at December 31, 2013	—
Granted	305,000	$8.32	9.33
Exercised	—
Forfeited/cancelled/expired	(22,820)	$8.32

Outstanding at December 31, 2014	282,180		9.33

Vested at December 31, 2014	—

Unvested and expected to vest	282,180		9.33

NOTE 14. RELATED PARTY TRANSACTIONS

The Company’s stockholders agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of the Parent, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. Three of the Company’s five directors are Managing Directors of Bain Capital Partners, LLC, an affiliate of the Company’s principal shareholders.

The Company maintains a management agreement with an affiliate of Bain Capital Partners, LLC. pursuant to which such entity or its affiliates will provide management services. Pursuant to such agreement, an affiliate of Bain Capital Partners, LLC will receive an aggregate annual management fee of $2.0 million and reimbursement in connection with the provision of services pursuant to the agreement. The management agreement has a five year, evergreen term; however, in certain circumstances, such as an initial public offering or change of control of the Group, the Company may terminate the management agreement and buy out its remaining obligations under the agreement to Bain Capital Partners, LLC and affiliates. In addition, the management agreement provides that an affiliate of Bain Capital Partners, LLC may receive fees in connection with certain subsequent financing and acquisition transactions (see Notes 3 and 7).

The management agreement includes customary indemnification provisions in favor of Bain Capital Partners, LLC and its affiliates.

The Company, under this agreement, incurred management fees of $2.3 million, $2.2 million, and $3.0 million during the years ended December 31, 2014, 2013, and 2012, respectively, which is included in “facilities and other operating costs” in the Company’s consolidated statements of operations. Also under this agreement, the Company paid $8.3 million in connection with certain financing transactions during the year ended December 31, 2014 (see Note 8). These fees were recorded as deferred financing costs.

NOTE 15. RESTRUCTURING

The Company’s historical restructuring reserves are the result of consolidation and exit activities related to excess or under-performing facilities and consist primarily of future rental payments and related facility maintenance costs, net of estimated sublease income. These cash payments are expected to continue through fiscal 2020. For the year ended December 31, 2014, the Company paid employee severance of $0.6 million and recorded a lease termination liability in the amount of $0.3 million. As of December 31, 2014, the remaining reserve totaled $13.4 million (of which $9.8 million is included in “long-term liabilities of discontinued operations and facilities held-for-sale” on the consolidated balance sheets) and is summarized and presented below (in thousands):

Total restructuring reserve at December 31, 2011	$9,883
Expenses	1,507
Cash payments	(2,096)

Total restructuring reserve at December 31, 2012	9,294
Expenses	14,449
Cash payments	(3,193)
Reclassification to accrued expenses(1)	(1,338)

Total restructuring reserve at December 31, 2013	19,212
Additional restructuring reserve	260
Expenses	1,119
Lease liability reduction(2)	(3,240)
Cash payments	(3,978)

Total restructuring reserve at December 31, 2014	$13,373

(1)	The restructuring reserve balance and associated activity represents a purchase accounting liability that was accrued in connection with a 2009 acquisition. This amount was inappropriately included in the restructuring reserve Note disclosure as of December 31, 2009 and thereafter. As of December 31, 2014 and 2013, the purchase accounting liability is appropriately included in “accrued expenses” on the consolidated balance sheets.
(2)	Subsequent to December 31, 2014, the Company entered into a settlement agreement to terminate one of its previously abandoned leased facilities in exchange for a payment of $0.5 million. Accordingly, the Company recorded a reduction to the lease liability and a reduction to facilities and other operating costs of $3.2 million in 2014 to reflect the final settlement amount.

NOTE 16. DISCONTINUED OPERATIONS

During the year ended December 31, 2014, the Company classified two facilities as discontinued operations. One facility was closed in March 2014 and the Company recognized a loss of $0.6 million related to the closure. The other facility was sold in August 2014 and the Company recognized a loss of $2.2 million related to the sale.

The Company completed the sale of the adolescent weight loss camps and four other facilities in 2014. These operations had been classified as held for sale at December 31, 2013. The Company recorded an additional $0.9 million loss on sale in the year ended December 31, 2014 related to these sales.

The results of operations for all facilities classified as discontinued operations including those discussed above, are summarized below (in thousands):

	Years Ended December 31,
	2014	2013	2012
Net client service revenues	$7,565	$45,942	$68,882
Operating expenses	9,295	68,275	70,563
Goodwill and asset impairment	—	24,637	3,361
Interest expense	(2)	(7)	(2)

Loss before income taxes	(1,728)	(46,963)	(5,040)
Loss on sale of discontinued operations	3,139	—	—
(Gain) loss on closure of discontinued operations	—	(567)	273
Income tax expense (benefit)	(396)	(2,336)	6,136

Loss from discontinued operations	$(4,471)	$(44,060)	$(11,449)

Asset impairments consist of the following for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Asset Impairments
	2014	2013	2012
Referral network	$—	$9,304	$728
Regulatory licenses	—	5,036	—
Accreditations	—	4,808	566
Curriculum	—	2,065	183
Trademarks and trade names	—	2,072	1,338
Property and equipment	—	1,352	546

Total	$—	$24,637	$3,361

NOTE 17. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events from the balance sheet date of December 31, 2014 through March 23, 2015, the date the consolidated financial statements were available to be issued. Other than the acquisition of the Company by Acadia (see Note 1) and the lease settlement (see Note 15), there are no additional events requiring recording or disclosure in the consolidated financial statements.

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